As filed with the Securities and Exchange Commission on March 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEPTERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-3891440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Septerna, Inc.

250 East Grand Avenue

South San Francisco, California 94080

(650) 338-3533

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Septerna, Inc. 2024 Stock Option and Incentive Plan

(Full title of the plans)

Jeffrey Finer, M.D., Ph.D.

President and Chief Executive Officer

Septerna, Inc.

250 East Grand Avenue

South San Francisco, California 94080

(650) 338-3533

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom

Deepa M. Rich

Adam V. Johnson

Goodwin Procter LLP

601 Marshall Street

Redwood City, California 94063

(650) 752-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purposes of registering an additional 2,221,125 shares of common stock, par value $0.001 per share (“Common Stock”), of Septerna, Inc. (the “Registrant”) to be issued under the Registrant’s 2024 Stock Option and Incentive Plan (the “2024 Plan”).

The number of shares of Common Stock reserved and available for issuance under the 2024 Plan is subject to an automatic annual increase on each January 1 by an amount equal to the lesser of: (i) five percent (5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (ii) such number of shares of Common Stock as determined by the Administrator (as defined in the 2024 Plan). Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the 2024 Plan increased by 2,221,125 (the “Additional Shares”). This Registration Statement registers the Additional Shares. The Additional Shares are of the same class as other securities relating to the 2024 Plan for which the Registrant’s Registration Statement on Form S-8 (File No. 333-282837) filed with the Securities and Exchange Commission (the “Commission”) on October 25, 2024 is effective (the “Prior Registration Statement”).

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, except for “Item 8. Exhibits”, are hereby incorporated by reference, except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statement is presented herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 28, 2024 (File No. 001-42382)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 28, 2024 (File No. 001-42382)).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 21, 2024 (File No. 333-282469)).

4.4†	Amended and Restated Investors’ Rights Agreement, by and among the Registrant and certain of its stockholders, dated as of June 28, 2023 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 2, 2024 (File No. 333-282469)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Septerna, Inc. 2024 Stock Option and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Commission on October 21, 2024 (File No. 333-282469)).

107*	Filing Fee Table

*	Filed herewith.
†

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted attachment to the Commission on a confidential basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, California, on this 27th day of March, 2025.

SEPTERNA, INC.

By:	/s/ Jeffrey Finer, M.D., Ph.D.
	Name:	Jeffrey Finer, M.D., Ph.D.
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

Each individual whose signature appears below hereby constitutes and appoints each of Jeffrey Finer, M.D., Ph.D. and Gil Labrucherie, CFA, J.D. as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jeffrey Finer, M.D., Ph.D. Jeffrey Finer, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2025

/s/ Gil Labrucherie, CFA, J.D. Gil Labrucherie, CFA, J.D.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 27, 2025

/s/ Jeffrey Tong, Ph.D. Jeffrey Tong, Ph.D.	Chairman and Director	March 27, 2025

/s/ Abraham Bassan, M.S. Abraham Bassan, M.S.	Director	March 27, 2025

/s/ Bernard Coulie, M.D., Ph.D., M.B.A. Bernard Coulie, M.D., Ph.D., M.B.A.	Director	March 27, 2025

/s/ Alan Ezekowitz, M.D., D.Phil. Alan Ezekowitz, M.D., D.Phil.	Director	March 27, 2025

/s/ Shalini Sharp, M.B.A. Shalini Sharp, M.B.A.	Director	March 27, 2025

/s/ Jake Simson, Ph.D. Jake Simson, Ph.D.	Director	March 27, 2025